CERTIFICATE OF THE DESIGNATIONS, POWERS
PREFERENCES AND RIGHTS
OF THE
SERIES A PREFERRED STOCK
($0.001 PAR VALUE PER SHARE)

OF

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

A DELAWARE CORPORATION

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PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

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HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation of, and pursuant to the provisions of SECTION 151 of the Delaware General Corporation Law, there hereby is created out of the ten million (10,000,000) shares of Preferred Stock authorized in the Certificate of Incorporation (the “Preferred Stock”), a Series of the Preferred Stock consisting of one million (1,000,000) shares, $0.001 par value per share, to be designated “Series A Preferred Stock,” and to that end the Board adopted a resolution providing for the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of the Designations, Powers, Preferences and Rights of the Series A Preferred Stock (“Certificate of Designation”) be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Delaware Secretary of State in the form as follows:

1.           DESIGNATIONS AND AMOUNT.   One Million (1,000,000) shares of the Preferred Stock of the Company, $0.001 par value per share, shall constitute a class of Preferred Stock designated as the “Series A Preferred Stock” with a face value of $0.001per share (the “Face Amount”). The Holder will be issued shares of the Series A Preferred Stock in denominations of 1,000 shares. After the initial issuance of shares of Series A Preferred Stock, no additional shares of Series A Preferred Stock may be issued by the Company except as provided herein.

2.           VOTING.  Holders of each Series A Preferred Stock shall have fifty (50) times the number of votes on all matters submitted to the shareholders that each shareholder of the Corporation’s Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of the shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Holders of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.           DIVIDENDS.  The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Corporation’s Common Stock, such dividends paid to the holders of the Series A Preferred Stock, if any, shall be at the discretion of the Board of Directors.

4.           LIQUIDATION PREFERENCE.  Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, an amount equal to that sum available for distribution to common stock holders.

5.           VOTE TO CHANGE THE TERMS OF SERIES A PREFERRED STOCK.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the shares of Series A Preferred Stock shall be required for any change to the Company’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock.

6.           PROTECTION PROVISIONS.  So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

a. Alter or change the rights, preferences or privileges of the Series A Preferred Stock;

b.           Alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Preferred Stock;

c.           Create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Senior Securities”);

d.           Create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the company (as previously defined, “Pari Passu Securities”);

e.           Increase the authorized number of shares of Series A Preferred Stock;

f.           Issue any additional shares of Senior Securities; or

g.           Redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

If Holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to subsection (i) above, then the Company shall deliver notice of such approved change to the Holders of the Series A Stock that did not agree to such alteration or change (the “Dissenting Holders”) and the dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series A Preferred Stock.

7.           MERGER, CONSOLIDATION, ETC.  If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the company in which in excess of 50 percent of the Company’s voting power is transferred (each, a “Reorganization”), then as a part of such Reorganization, provision shall be made so that the holders of the Series C Stock shall thereafter be entitled to receive upon conversion of the Series A Stock, the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such shares of Series A Preferred Stock had been converted immediately prior to the effective time of Such Reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 to the end that the provisions of this Section 7 (including adjustment of the Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable

8.           NO IMPAIRMENT.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Stock against impairment.

9.           LOST OR STOLEN CERTIFICATES.  Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate the Company shall execute and deliver new preferred Stock Certificate(s) of like tenor and date.

10.           RECORD OWNER.  The Company may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him as, the absolute owner of the Series A Preferred Stock for all purposes, and the Company shall not be affected by any notice to the contrary.

11.           REGISTER.  The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series A Preferred Stock.

IN WITNESS WHEREOF, Jerry Gruenbaum, Secretary and Director of Hispanica International Delights of America, Inc., under penalties of perjury, does hereby declare and certify that this is the act and deed of Hispanica International Delights of America, Inc. and the facts stated herein are true and accordingly has signed this Certificate of Designation on July 22, 2013.

/s/ Jerry Gruenbaum
Jerry Gruenbaum., Secretary, Director